As filed with the Securities and Exchange Commission on August 27, 2004
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

8X8, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0142404
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2445 Mission College Blvd.
Santa Clara, CA    95054
(408) 727-1885
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

8X8, INC. 1996 STOCK PLAN
8X8, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Bryan R. Martin
Chief Executive Officer
8x8, Inc.
2445 Mission College Blvd.
Santa Clara, California 95054
(408) 727-1885
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Andrew Zeif, Esq.

Gray Cary Ware & Freidenrich LLP
2000 University Avenue
East Palo Alto, CA 94303-2248
(650) 833-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
1996 Stock Option Plan Common Stock, $0.001 par value	1,000,000	$1.96	$1,960,000	$248.33
1996 Employee Stock Purchase Plan Common Stock, $0.01 par value	189,575	$1.96	$371,567	$47.08
Aggregate Registration Fee			$2,331,567	$295.41

  This Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Registrant's 1996 Stock Plan or the 1996 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's common stock.

  Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales prices of the Common Stock on August 26, 2004 as reported on the Nasdaq SmallCap Market.

8X8, INC.
REGISTRATION STATEMENT ON FORM S-8
PART II

Item 3. Incorporation of Documents by Reference.

8x8, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  The Registrant's Annual Report on Form 10-K for the year ended March 31, 2004, filed on May 28, 2004, as amended on June 1, 2004 and June 21, 2004;

  The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 4, 2004;

  The Registrant's Current Reports on Form 8-K filed on May 28, 2004, June 22, 2004, June 23, 2004, and July 28, 2004;

  The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A A filed on August 17, 1999 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

The 8x8, Inc. documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. 8x8, Inc.'s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its Amended and Restated Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Registrant's Bylaws also empower it to purchase insurance on behalf of officers, directors, employees or agents of the Registrant. The Registrant has entered into agreements with its directors and officers that require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Registrant or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
Exhibit Number	Description
5.1	Opinion of Gray Cary Ware & Freidenrich LLP
10.2	1996 Stock Plan, as amended, and Form of Stock Option Agreement thereunder
10.5*	1996 Employee stock Purchase Plan, as amended, and Form of Subscription Agreement thereunder
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-4)

* Incorporated by reference to exhibit 10.5 filed in response to Item 6, "Exhibits and Reports on Form 8-K," of the Registrant's Registration Statement on Form 10-Q for the quarter ended June 30, 2004, filed on August 4, 2004

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Santa Clara, State of California, on August 27, 2004.

8x8, Inc.

By: /s/ Bryan R. Martin
Bryan R. Martin, Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan R. Martin and James Sullivan jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bryan R. Martin Bryan R. Martin	Chairman of the Board, Chief Executive Officer and Director	August 27, 2004
/s/ James Sullivan James Sullivan	Chief Financial Officer, Vice President, Finance and Secretary (Principal Financial and Accounting Officer)	August 27, 2004
/s/ Barry Andrews Barry Andrews	President and Director	August 27, 2004
/s/ Guy L. Hecker, Jr. Guy L. Hecker, Jr.	Director	August 27, 2004
/s/ Christopher McNiffe Christopher McNiffe	Director	August 27, 2004
/s/ Donn Wilson Donn Wilson	Director	August 27, 2004

INDEX TO EXHIBITS
Exhibit Number	Description
5.1	Opinion of Gray Cary Ware & Freidenrich LLP
10.2	1996 Stock Plan, as amended, and Form of Stock Option Agreement thereunder PDF
10.5*	1996 Employee Stock Purchase Plan, as amended, and Form of Subscription Agreement thereunder
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-4)

______________

* Incorporated by reference to exhibit 10.5 filed in response to Item 6, "Exhibits and Reports on Form 8-K," of the Registrant's Registration Statement on Form 10-Q for the quarter ended June 30, 2004, filed on August 4, 2004